CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" for the DWS Core Plus Allocation Fund and DWS Disciplined Market Neutral Fund in the Class A and C, Class S, and Institutional Class Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the DWS Equity Trust Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 32 to the Registration Statement (Form N-1A, No. 333-43815) of our reports dated September 15, 2008 and October 23, 2008, respectively, on the financial statements and financial highlights of DWS Core Plus Allocation Fund and DWS Disciplined Market Neutral Fund, included in each Fund's Annual Report dated July 31, 2008 and August 31, 2008, respectively.


/s/ Ernst & Young LLP

Boston, Massachusetts
November 21, 2008